Exhibit 4.7

GUARANTY

THIS GUARANTY, dated as of the 13th day of November, 2013 (this “Guaranty”), is made by IntercontinentalExchange, Inc., a Delaware corporation (the “Guarantor”) and a wholly owned subsidiary of IntercontinentalExchange Group, Inc. (“New ICE Parent”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Indenture referred to below.

RECITALS

A. The Guarantor is a borrower under the Credit Agreement dated as of November 9, 2011, as amended by the First Amendment and Waiver to Credit Agreement dated as of September 27, 2013, by and among IntercontinentalExchange, Inc. and ICE Europe Parent Limited, as borrowers, IntercontinentalExchange Group, Inc., as a guarantor, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and each of the lenders signatory thereto, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time (the “Credit Agreement”), and may in the future become a guarantor under the Credit Agreement;

B. NYSE Euronext Holdings LLC, a Delaware limited liability company (“NYSE”), as successor to NYSE Euronext, a Delaware corporation, by merger effective the date hereof, has currently outstanding $850,000,000 aggregate principal amount of its 2.000% Senior Notes due 2017 (the “Notes”). The Notes were issued under an indenture dated as of May 29, 2008 (the “Base Indenture”) between NYSE Euronext, as issuer, and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of May 29, 2008 (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of October 5, 2012 (the “Second Supplemental Indenture”) and a Third Supplemental Indenture, dated as of the date hereof (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, and as further amended and supplemented from time to time in accordance with its terms, the “Indenture” and, collectively with the Notes, the “Note Documents”); and

C. The Guarantor desires to execute and deliver this Guaranty to the Trustee for the benefit of the Holders of the Notes.

STATEMENT OF GUARANTY

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Guaranty.

(a) The Guarantor hereby fully and unconditionally guarantees to the Holders and to the Trustee for the benefit of the Holders (collectively, in such capacity, the “Guaranteed Parties”), on an unsecured basis, for as long as NYSE remains a Subsidiary of New ICE Parent that is consolidated in New ICE Parent’s financial statements and an obligor on the Notes, the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee (all liabilities and obligations described in this clause (a), collectively, the “Guaranteed Obligations”).

(b) Notwithstanding the provisions of clause (a) above and notwithstanding any other provisions contained herein or in any other Note Document:

(i) no provision of this Guaranty shall require or permit the collection from the Guarantor of interest in excess of the maximum rate or amount that the Guarantor may be required or permitted to pay pursuant to applicable law; and

(ii) the liability of the Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render the Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany indebtedness to New ICE Parent or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among the Guarantor and other Affiliates of New ICE Parent of obligations arising under guaranties by such parties).

(c) The guaranty of the Guarantor set forth in this Section 1 is a guaranty of payment as a primary obligor, and not a guaranty of collection. The Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount, in each case without discharging, limiting or otherwise affecting the obligations of the Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Note Document.

(d) This Guaranty may be released in accordance with its terms. Once so released, it shall not be required to be reinstated for any reason, except to the extent expressly provided otherwise herein.

2. Guaranty Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any security therefor or other guaranty or liability in respect thereof, whether given by the Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not the Guarantor has notice or knowledge thereof:

(a) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Notes or the Indenture, or any agreement or instrument delivered pursuant to any of the foregoing;

(b) the invalidity or unenforceability of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any provisions of the Notes or the Indenture, or any agreement or instrument delivered pursuant to any of the foregoing;

(c) the addition or release of any other guarantor or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or for any guaranty, security or other liability in respect thereof;

(d) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(e) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof;

(f) the exercise of any right or remedy available under the Note Documents, at law, in equity or otherwise in respect of any guaranty, security or other liability for any Guaranteed Obligations, in any order and by any manner thereby permitted;

(g) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of NYSE or any other Person directly or indirectly liable for any Guaranteed Obligations;

(h) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of NYSE or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(i) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, NYSE, any Guarantor or a surety or guarantor generally, other than (i) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable), (ii) satisfaction and discharge of the Indenture in accordance with Section 401 of the Base Indenture, (iii) defeasance or covenant defeasance in accordance with Section 1301 or Section 1302 of the Base Indenture or (iv) expiration of this Guaranty in accordance with Section 1 (a) hereof (the satisfaction of any of these conditions shall constitute the “Termination Requirement”).

3. Certain Waivers. The Guarantor hereby knowingly, voluntarily and expressly waives:

(a) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Note Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to NYSE and of any of the matters referred to in Section 2 hereof and of any rights to consent thereto;

(b) any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by the Guarantor hereunder, to proceed against, or to exhaust or have resort to any collateral or other security from or any deposit balance or other credit in favor of, NYSE, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of the Guarantor against NYSE, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such collateral or other security;

(c) any right or defense based on or arising by reason of any right or defense of NYSE or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of NYSE or any other Person, the invalidity or unenforceability of any Guaranteed Obligations or any Note Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of NYSE for any reason other than the satisfaction of the Termination Requirement;

(d) any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any collateral or other security for any of the foregoing, and promptness, diligence, or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

(e) any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party in respect of the Guaranteed Obligations (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the indefeasible payment in full in cash of the Guaranteed Obligations; and

(f) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

4. No Subrogation. The Guarantor hereby agrees that, until satisfaction of the Termination Requirement, it will not exercise any claim or right that it may have against NYSE or any other Guarantor at any time as a result of any payment made by the Guarantor under or pursuant to this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against NYSE or any other Guarantor, any right of indemnity, contribution or reimbursement against NYSE or any other Guarantor, any right to enforce any remedies of any Guaranteed Party against NYSE or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation any applicable Insolvency Laws), common law or otherwise. The Guarantor further agrees that if any amount shall be paid to or any distribution received by the Guarantor on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirement, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Trustee in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Note Documents and without in any way discharging, limiting or otherwise affecting the liability of the Guarantor under any other provision of this Guaranty.

5. Payments; Application; Set-Off.

(a) The Guarantor agrees that, upon the failure of NYSE to pay any Guaranteed Obligations when and as the same shall become due (whether at the Stated Maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against the Guarantor, the Guarantor will, subject to the provisions of Section 1(b) hereof, forthwith pay or cause to be paid to the Trustee, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(b) All payments made by the Guarantor hereunder will be made in Dollars to the Trustee, without set-off, counterclaim or other defense, the Guarantor hereby agreeing to comply with and be bound by the provisions of the Indenture in respect of all payments made by it hereunder.

6. No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Note Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Guarantor and the Guaranteed Parties or any Affiliate thereof (or the partners, directors, officers, employees, agents, trustees and advisors of any of the foregoing) shall be effective to amend, modify or discharge any provision of this Guaranty or any other Note Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

7. Enforcement; Reinstatement. The obligations of the Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor whether or not action is brought against NYSE or any other Guarantor and whether or not NYSE or any other Guarantor is joined in any such action. The Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and the Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

8. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guaranty, shall be effective unless in a written instrument signed by the Guarantor without the consent of Holders for the purposes described in Section 901 of the Base Indenture (treating this Guaranty as part of the Indenture for this purpose) or otherwise with the consent of Holders of not less than a majority in principal amount of the Outstanding Notes (such consent to be obtained using the record date and other procedural provisions contained in Section 902 of the Base Indenture), and then the same shall be effective only in the specific instance and for the specific purpose for which given.

9. Release. Notwithstanding anything else herein, the Guarantor shall be released from its obligations under this Guaranty and this Guaranty shall terminate, without any need for further action by the Trustee or any Holder, at any time: (a) upon the satisfaction of any Termination Requirement under Section 2(i) hereof or (b) if and when the Guarantor is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Agreement.

10. Continuing Guaranty; Term; Successors and Assigns. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until release pursuant to Section 9 hereof and (ii) be binding upon and enforceable against the Guarantor and its successors and assigns.

11. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

12. Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

13. Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

14. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts. This Guaranty shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed under seal by its duly authorized officers as of the date first above written.

INTERCONTINENTALEXCHANGE, INC.

By:	/s/ SCOTT A. HILL
Name:	Scott A. Hill
Title:	Senior Vice President and Chief
Financial Officer